Form 4 - Exhibit 99
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Name of Reporting Person:               John A. Brockriede
Name of Issuer:                         Monmouth Community Bancorp (MCBK)
Transaction Date:                       November 30, 2004


               Explanation of Responses and Additional Information
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In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns 104,550 shares (includes 89,970 shares held jointly with Mr. Brockriede's spouse) and indirectly owns the following:

(i) 11,872 shares held in an Individual Retirement Account by PaineWebber as custodian for the benefit of the reporting person;

(ii) 1,643 shares held in a Simplified Employee Pension Plan by PaineWebber as custodian for the benefit of the reporting person;

(iii) 42,947 shares held by CJM Management, L.L.C., of which the reporting person is an administrative member;

and (iv) 818 shares held in an Individual Retirement Account by PaineWebber for the benefit of the reporting person's spouse.

The reporting person disclaims beneficial ownership of the securities held by CJM Management, L.L.C., except to the extent of his ownership interest therein. Further, the reporting person disclaims beneficial ownership of the securities held in the IRA by PaineWebber for the benefit of his spouse, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

The number of shares beneficially held by the reporting person as reported on the Form 4 and in this Exhibit have been adjusted accordingly to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2003, 2002, 2001 and 2000, respectively, and to account for the 6 for 5 stock split effected July 15, 2004.